EX-99.2

Trans World Entertainment

Moderator: Rich Tauberman
May 21, 2009
10:00 AM ET

Operator:

Good day, ladies and gentlemen. Welcome to the Trans World Entertainment First Quarter conference call. At this time, our participants are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will be given at that time. If anyone should require assistance during the call, please press * then 0 on your Touch-Tone telephone. As a reminder, this conference call is being recorded.

I would like to introduce your host for today’s call, Mr. Bob Higgins, Chairperson and CEO of Trans World Entertainment. Sir, you may begin.

Bob Higgins:

Thank you very much. Good morning. On the call with me today are Jim Litwak, our President and Chief Operating Officer, and John Sullivan, our Chief Financial Officer. Thank you for joining us today as we discuss our first quarter results. We’ll take questions following our comments.

Total sales in the first quarter decreased 18% to $191 million. Comp store sales decreased 9%. For the quarter, the company recorded a net loss of $13.7 million, or $0.44 per share, compared to a net loss of $11.8 million, or $0.38 per share, for the same period last year.

John will now take you through some of the highlights for the quarter.

John Sullivan:

Thank you, Bob. Good morning. As Bob mentioned, our net loss for the quarter was $13.7 million or $0.44 per share. Last year our net loss of $11.8 million or $0.38 per share. Last year’s results include a $3.1 million gain related to the sale of our former distribution facility in Canton, Ohio.

Our gross margin rate for the quarter decreased to 34.3% from 35.7% last year. The reduction in gross profit as a percentage of sales was due to lower vendor allowances this year.

SG&A expenses were $75.7 million, a reduction of 14.3% and a sales decline of 17.7%, resulting in an increase as a percentage of sales from 38% last year to 39.5% this year.

As mentioned earlier, during last year’s first quarter, the company sold its Canton distribution facility for $6.3 million, resulting in a net gain of $3.1 million, which was included in SG&A expenses and favorably impacted the SG&A rate to sales last year by 130 basis points.

When adjusted for the gain last year, our operating expenses in the quarter were down 17.2% on the sales decline of 17.7% . Reducing expenses in relation to sales is a constant focus.

EBITDA was a loss of $9.9 million in the quarter versus the loss of $8.4 million last year, excluding the gain.

Net interest expense was $700,000 in the quarter, $200,000 less than the $900,000 last year. The decrease is due to lower interest rates on our credit facility. We ended the quarter with borrowings under our line of credit of $29 million compared to $23 million last year.

Year over year, we have lowered our inventory by $84 million. Our quarter end inventory position was $333 million versus last year’s $417 million. On a square foot basis, this was $74 a foot versus $83 last year.

Despite our operating results, we’ve been able to maintain a strong balance sheet as evidenced by our current ratio of 2.3 to 1.

During the quarter, we closed eight stores and did not open any new stores. We ended the quarter with 704 stores in operation and square feet totaling $4.5 million versus last year’s 799 stores and square feet totaling $5.0 million.

Jim will now provide you further detail on our sales by category.

Jim Litwak:

Thank you, John. Good morning. Our overall comp Q1-- our overall Q1 comp decline of 9% was driven by declines in all of our categories.

Music was down 13% on a comp basis with the top 50 down 9% for the quarter. The music category represented 36% of our business for the quarter, down from 37% last year. For the quarter, the industry was down 19%.

Video sales decreased 4% on a comparable basis. Comp sales in our top 50 declined 4% during the quarter. Video now represents 43% of our business, up from 41% last year. For the quarter, the industry was down 12%. Strong promotions and the performance of Twilight helped us outperform the industry.

Blu-ray continues to perform below expectations, both ours and the industry’s, due to a slower than expected penetration of Blu-ray hardware and the higher price points on catalog titles. Blu-ray new releases, however, have been a bright spot within the category.

Despite operating 12% fewer stores than last year, we were able to increase our market share in video and maintain our market share in music.

Comparable stores sales in our game category decreased 13% and represented 8% of our business, the same as last year. Our top 50 for games decreased 5% on a comp basis. For the quarter, the industry was down 8%, and our market share decreased slightly.

Comparable store sales for electronics, accessories, and trend decreased 11% on a combined basis and represented 13% of our business in the quarter versus 14% last year.

I will now turn it back to Bob to complete our comments.

Bob Higgins:

Thank you, Jim. We continue to operate in a challenging environment. However, we have taken positive steps in the first quarter. Our focus in managing through this down cycle is by generating cash through working capital and managing expenses until our sales improve.

We’re working on a number of initiatives to improve sales, and will be in a position to discuss them later in the year.

Our balance sheet remains strong as evidenced by our current ratio and our low borrowings under our line of credit.

During the first quarter, we’re able to reduce our expenses in line with our sales decline, and we remain very flexible with our portfolio of stores with half of our stores’ leases expiring at the end of this year.

I’d now like to open the call up for any questions, Operator.

Operator:	If you have a question at this time, please press the 1 key on your Touch-Tone telephone. If your question has been answered and you wish to remove yourself from the queue, please press the # key. One moment please. I’m not showing any questions at this time, Sir.

Bob Higgins:	Okay, Operator. Well I’d like to thank everyone for your time this morning. I look forward to talk to you when we announce our second quarter results. Thank you very much.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program. You all may disconnect and have a wonderful day.